ANNUAL STATEMENT AS TO COMPLIANCE

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Trustee (a “Certifying Servicer”) under the Pooling and Servicing Agreement, dated as of December 1, 2011 (the “Agreement”), by and among, Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Deutsche Bank Trust Company Americas, as Trustee, Certificate Administrator, Paying Agent and Custodian, and Trimont Real Estate Advisors, Inc., as Operating Advisor here by certifies in accordance with Section 10.11 of the Agreement:

A)	A review of such Certifying Servicer’s activities during the preceding calendar year and of such Certifying Servicer’s performance under the Agreement has been made under such officer’s supervision and
B)	That, as to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects during the preceding calendar year.

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

/s/ David Co

BY: David Co

Title: Director

Date: March 11, 2013